UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC 20549

                              SCHEDULE 14A
                            (RULE 14 a -101)

                 INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                  THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Check the appropriate box:
 [X]  Definitive Proxy Statement



                  ALFA INTERNATIONAL CORP.
                  _______________________

   (Name of Registrant as Specified In Its Charter)




Payment of Filing Fee (Check the appropriate box):

[X] No fee required.










                        ALFA INTERNATIONAL CORP.

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD SEPTEMBER 1, 2004
                    --------------------------


To the Stockholders of Alfa International Corp.:

     You are hereby notified that the Annual Meeting of Stockholders (the "Annual Meeting") of Alfa International Corp., a New Jersey corporation ("Alfa" or the "Company"), will be held at the Richmond County Country Club, 135 Flagg Place, Staten Island, New York 10304 , on WEDNESDAY, SEPTEMBER 1, 2004 AT 10:00 A.M., Eastern Daylight Savings Time, for the following purposes:

1. To elect five (5) members to the Company's Board of Directors, each for a term of one year or until their successors are elected and qualified in accordance with the Company's
Certificate of Incorporation and By-Laws (Proposal No. 1)

2.  To consider and act upon a proposal to adopt the "ALFA
INTERNATIONAL CORP. 2003 STOCK OPTION PLAN" pursuant to which an aggregate of Two million five hundred thousand (2,500,000) shares of the Company's Common Stock will be reserved for issuance thereunder. (Proposal No. 2)

3. To ratify the selection by the Company of Michael T. Studer, C.P.A., P.C., independent public accountants, to audit the financial statements of the Company for the year ending December
31, 2004; (Proposal No. 3) and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.


The foregoing Proposals are more fully described in the proxy statement which is attached and made a part hereof.


     ONLY STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON
MONDAY, JULY 19, 2004 ARE ENTITLED TO NOTICE OF AND TO VOTE AT
THE ANNUAL MEETING.



     Each share of Common Stock is entitled to one vote. The transfer books of the Company will not be closed. A list of shareholders entitled to vote at the Annual Meeting will be available to shareholders for any purpose germane to the Annual Meeting during ordinary business hours, from July 23, 2004 until the date of the meeting, at the Company's offices located at 350 Fifth Avenue, Suite 1103, New York, NY 10118.

     A proxy statement, proxy and a copy of the Company's Annual
Report on Form 10-KSB for the fiscal year ended December 31, 2003 as filed with the Securities & Exchange Commission are enclosed herewith.

     If you are unable to attend the Annual Meeting in person you are urged to sign, date and return the enclosed proxy promptly in the enclosed addressed envelope which requires no postage if mailed within the United States. If you attend the meeting in person, you may revoke your proxy in writing at any time before it is voted and vote your shares.



                        By Order of the Board of Directors,



                        /s/ Charles P. Kuczynski, Secretary


New York, N.Y.
June 30, 2004

Mailed to Stockholders
on or about July 28, 2004

___________________________________________________________
                YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE,
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON,
PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN
THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
________________________________________________________________________




              ALFA INTERNATIONAL CORP.
            350 FIFTH AVENUE, SUITE 1103
                NEW YORK, N.Y. 10118

                 PROXY STATEMENT
         FOR ANNUAL MEETING OF STOCKHOLDERS
       -------------------------------------

GENERAL INFORMATION

This proxy statement is furnished to the Common Stockholders of Alfa International Corp., a New Jersey corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of proxies in the accompanying form for use in voting at the annual meeting of stockholders (the "Annual Meeting") to be held at the Richmond County Country Club, 135 Flagg Place, Staten Island, New York 10304 , on WEDNESDAY, SEPTEMBER 1, 2004 AT 10:00 A.M. and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting. If no directions are specified, such proxies will be voted FOR the election of the Board nominees as specified in Proposal 1. In all cases, Shares with respect to which authority is withheld, abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast. The accompanying proxy is solicited by the Board of Directors of the Company and may be revoked by the Stockholder at any time before it is voted.

The Company's complete mailing address is 350 Fifth Avenue, Suite 1103, New York, N.Y. 10118. The Company's annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, are available free of charge in electronic or paper form upon request to us after they are electronically filed with, or furnished to, the Securities and Exchange Commission (the "Commission"). All materials filed by us with the Commission also can be obtained at the Commission's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549 or through the
Commission's Web site at www.sec.gov.   You may obtain
information on the operation of the Public Reference Room by calling 1-800-SEC-0330.




SOLICITATION, RECORD DATE AND VOTING PROCEDURES

The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The close of business on Monday, July 19, 2004 has been fixed as the record date (the "Record Date") for determining the holders of shares of the Company's $0.01 par value Common Stock ("Common Stock") entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 10,947,728 shares of its Common Stock issued and outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority of these shares of Common Stock, either in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. The Company's Secretary, Charles P. Kuczynski, will tabulate votes cast by proxy and act as inspector of elections to tabulate votes cast in person at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. Holders of shares of the Company's preferred stock are not entitled to vote at the Annual Meeting.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by the Company itself, are not voted and do not count for this purpose.

Votes Needed

Votes may be cast in favor of, or withheld from, each director nominee. The directors, however, will be elected by plurality vote, and votes that are withheld will be excluded entirely from the vote and will have no effect. The director candidates who receive the most votes will be elected to fill the seats on the Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

Attending in Person

Only shareholders or their proxy holders and the Company's guests may attend the meeting. For safety and security reasons, no cameras, audio or video recording equipment, large bags, briefcases or packages will be permitted in the meeting. In addition, each shareholder and guest will be asked to present a valid government- issued picture identification, such as a driver's license, before being admitted to the meeting.

In order to gain admission to the meeting, registered shareholders should bring their proxy card with them to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on July 19, 2004, the Record Date for voting.

Shareholders who do not present a proxy card, account statement or letter from the nominee at the meeting will be admitted only upon verification of ownership at the admissions counter.

Contact Information

If you have questions or need more information about the annual meeting, write to:

Charles P. Kuczynski, Secretary
Alfa International Corp
The Empire State Building
350 Fifth Avenue
Suite 1103
New York, N.Y.  10118

or call us at (212) 563-4141.




THE PROXY

The persons named as proxy holders, Frank J. Drohan and Charles
P. Kuczynski, were selected by the Company's Board of Directors and currently serve as executive officers of the Company.

All shares represented by each properly executed, un-revoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If no specification is made on the proxy as to any one or more of the proposals, shares of the Company's Common Stock represented by the proxy will be voted as to the proposal for which no specification is given as follows:

     (1) FOR the election of Frank J. Drohan, Charles P.
Kuczynski, Kye V. Giscombe, Salvatore J. Bucchere and Kevin O'C.
Green as directors to the Board of Directors to hold office for a term of one year or until their successors are elected and qualified in accordance with the Company's Certificate of Incorporation and By-Laws.

     (2) FOR the adoption of the "ALFA INTERNATIONAL CORP. 2003
STOCK OPTION PLAN", pursuant to which an aggregate of two million five hundred thousand (2,500,000) shares of the Company's Common Stock will be reserved for issuance thereunder;
and

     (3) FOR the ratification of the appointment of Michael T.
Studer, C.P.A. P.C. as the Company's independent auditors for the year ending December 31, 2004.

The Company presently does not know of any other such business to be conducted at the Annual Meeting.


REVOCABILITY OF PROXY

If the shares of Common Stock are held in your name, you may revoke your proxy given pursuant to this solicitation at any time before the proxy card is voted by: (i) delivering to the Company (to the attention of Charles P. Kuczynski, the Company's Secretary), at the address of the Company's principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person. If your shares are held in "street name," you should follow the directions provided by your broker regarding how to revoke your proxy. Your attendance at the Annual Meeting after having executed and delivered a valid proxy card will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections, Mr. Charles P. Kuczynski, at the Annual Meeting.


PROPOSAL NO. 1
--------------

ELECTION OF DIRECTORS

The Company's Board of Directors currently consists of five (5) directors. All five directors are up for election at the Annual Meeting. The directors of the Company are elected to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. Provided that a quorum is present, directors are elected by a plurality of the votes cast at an election.

Directors who are employees of the Company receive no fees for acting as such. Outside Directors have been granted stock options as described herein. All directors are entitled to reimbursement for reasonable out-of-pocket expenses incurred in attending Board and Committee meetings. Officers of the Company are elected by the Board of Directors and serve at the Board of Directors' discretion and subject to the terms of their employment agreements with the Company. See "EXECUTIVE COMPENSATION -Employment Agreements." It is the intention of the persons named in the accompanying proxy card, unless otherwise directed, to vote for the election to the Board of Directors of the following nominees: Salvatore J. Bucchere, Kevin O'C. Green, Kye V. Giscombe, Charles P. Kuczynski and Frank J. Drohan. However, should any of the nominees be unable to stand for election as of the date of the Annual Meeting, a situation which is not now anticipated, proxies solicited hereby will be voted in favor of those nominees who do remain candidates for election and may be voted in favor of substitute nominees for original nominees unable to stand for election. The nominees for election have agreed to serve if elected and the Board of Directors has no reason to believe that any of these nominees will be unable to serve if elected. No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of Alfa International Corp.

The Board of Directors recommends Shareholders vote FOR the election of the nominees set forth below.

The following table sets forth the names and certain information about the nominees for election to the Board of Directors.


Name                     Age         Current Position
----                     ---         ----------------

Frank J. Drohan(2)        59         Chairman of the
                                     Board,President,Chief
                                     Executive and Financial
                                     Officer & Director

Charles P. Kuczynski      50         Vice-President,Secretary
                                     and Director

Kye V. Giscombe           34         Director

Salvatore J. Bucchere     60         Director
(1)(2)(3)

Kevin O'C. Green,         56         Director
(1)(2)(3)

__________

(1)   Member of the Stock Option Committee.
(2)   Member of the  Audit Committee.
(3)   Member of the Compensation Committee.

Frank J. Drohan has served as a Director, Chairman of the Board, President and CEO of Alfa since 1991. Mr. Drohan was also Chairman of the Board, President and owner of Rif International Corp., ("Rif") a privately held company, which had extensive overseas activities in the Middle East between 1977 and 1986. Rif ultimately acquired the Ty-Breakers business and was itself acquired by Alfa in 1997. Mr. Drohan is also President and a Director and shareholder of Journey of Light, Inc. ("JOL"). Alfa holds an option to acquire JOL (See: Certain Relationships and Related Transactions). Mr. Drohan serves as a Director and Chairman of the Board of Alfa's wholly-owned subsidiary, Ty-Breakers Corp., ("Ty-Breakers") and as Chairman of the Board and Chief Executive Officer of its wholly-owned subsidiary, Contact Sports, Inc. ("Contact").

Charles P. Kuczynski has served as a Vice-President, Director and Secretary of Alfa between 1988 and 1993 and from 1996 to the present. Mr. Kuczynski was employed as Vice-President of Sales for Ty-Breakers from 1993 until its acquisition by Alfa in 1997. Mr. Kuczynski is the inventor of KENSEL, and a patent for KENSEL was issued in his name in September 1992, which patent subsequently was assigned to Ty-Breakers. He also serves as the President, Secretary and a Director of Ty-Breakers and the Vice-President, Secretary and a Director of Contact.

Kye V. Giscombe has served as a Director of Alfa since late 2001 subsequent to Alfa's acquisition of Contact. Mr. Giscombe founded Contact Sports in 1999 and, since September 2001 when Contact was acquired by Alfa, he has served as the President and Chief Operating Officer of Contact as well as a Director of Contact. A native New Yorker who grew up in and around the urban athletic scene, Mr. Giscombe was educated at John Jay College and the Fashion Institute of Technology in New York City. Mr. Giscombe's uncanny eye for style and ability to design athletic apparel landed him the job as designer of custom high school and college team uniforms for Gotham City Sports in New York. Mr. Giscombe has extensive experience designing, from a flat sketch to a working sample, textile and graphic design and presentation boards. His athletic experience includes high school and college basketball, many years in track and field and over seven years on the gridiron. Mr. Giscombe continues to be involved in the urban basketball scene and his intimate involvement in the creation of Contact and its products, his design and marketing skills and his wide network of associates in the worlds of athletics and music will continue to be of critical importance to the Company's success.

Salvatore J. Bucchere has served as an outside Director of Alfa since October 2001. Mr. Bucchere holds a bachelors degree in business administration in Accounting from St. Johns University in New York. From 1965 to 1968 he was employed as a management consultant with Arthur Young & Co. and Main LaFrentz & Co. in New York. From 1968 to 1971, Mr. Bucchere taught accounting and law at Bishop Ford High School in Brooklyn. From 1971 to 1977, he served as the Vice President and Secretary of Centennial Industries, Inc., as a director of its Biddle Purchasing Co. subsidiary and as president of its Jabro Automotive Co. subsidiary. During this time, he was one of the founders, with Mr. Drohan, of Biddle International Sales Co. From 1977 to 1979, he was a Vice President and Director of Rif International Corp. From 1979 to 1982, he was Executive Vice President of Custom Carburetor Co. and from 1982 until 2003 he was the Chairman of the Board and controlling shareholder of Columbia Products Co., a manufacturer and distributor of rebuilt carburetors and automotive parts in the eastern United States. Mr. Bucchere is presently active as a marketing consultant in the energy business.

Kevin O'C. Green has served as an outside Director of Alfa since October 2001. Mr. Green graduated from St. Peter's Preparatory School, Jersey City, New Jersey in 1966. He graduated from the College of St. Thomas in St. Paul, Minnesota with majors in Geology and Philosophy in 1970. He graduated from the University of Minnesota Law School in 1975. Mr. Green has practiced law in Minnesota as a trial lawyer handling several significant pieces of litigation including the recent wrongful death claim by the Estate of Korey Stringer against the Minnesota Vikings. Mr. Green's law practice has extended to several different states where he has been lead counsel in various trials. He has extensive experience in business litigation including securities matters and has represented many business clients over the years, including the Minneapolis Star and Tribune. Mr. Green is also Chief Executive Officer of Green Ventures, Ltd., a privately-held company specializing in providing designated seating, in conjunction with MCI, for the financial services industry.

BOARD COMMITTEES AND MEETINGS

The Company's Board of Directors held four meetings during the Company's fiscal year ended December 31, 2003 and has held four meetings from January 1, 2004 through July 9, 2004. The Company's Board of Directors has appointed a Compensation Committee, Audit Committee and Stock Option Committee. Each director attended 75% or more of the aggregate of (i) the total number of meetings of the Company's Board of Directors held during the period for which such person was a director and (ii) the total number of meetings held by all committees of the Company's Board of Directors on which the director served during the periods that he served.

The Board of Directors does not have a formal policy regarding attendance by members of the Board at the Annual Meeting.
However, the Company's directors are encouraged to attend and, historically, more than a majority have done so.

The Company's Compensation Committee currently consists of its two outside directors, Mr. Bucchere and Mr. Green. The compensation committee is responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The compensation committee did not hold any meetings during the fiscal year ended December 31, 2003 nor has it held any meetings in the current fiscal year.

Historically, the Board of Directors has not adopted a formal policy concerning stockholder recommendations regarding the election of directors. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. Although the Company's Board of Directors has historically designated nominees for election, the Board will consider nominations submitted by the Company's stockholders. To date, the Board has not received any recommendations from stockholders requesting that it consider a candidate for inclusion among the slate of nominees in the proxy statement.

In evaluating director candidates, the Board of Directors considers a number of factors, including the appropriate size of the Board of Directors; the knowledge, skills and experience of candidates, including experience in business, finance and administration; skills and experience already possessed by other members of the Board; experience with accounting rules and practices; and the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members. The Board of Directors' goal is to assemble a Board that brings a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board also considers candidates with appropriate non-business backgrounds. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board of Directors and any nominating committee that is formed may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.

The Board of Directors identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service, or if the Board of Directors decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board of Directors are polled for suggestions as to individuals meeting the desired criteria. Research may also be performed to identify qualified individuals. To date, the Board has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although in the future it may retain a third party search firm if necessary.

Stockholders seeking to nominate persons for election as directors at the Company's 2004 Annual Meeting of Stockholders should submit such nominations in writing to Alfa International Corp., c/o Corporate Secretary, 350 Fifth Avenue, Suite 1103, New York, N.Y. 10118. In order to ensure that the Company's Board of Directors has a reasonable opportunity to evaluate such nominations, such nominations must be submitted no later than December 31, 2004.

Historically, the Company has not adopted a formal process for stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

DIRECTOR COMPENSATION

None of the directors receive any compensation for their service as members of the Board of Directors, including attending Board meetings. Members of the Audit Committee, Compensation Committee and Stock Option Committee do not receive any compensation for their service as members of those respective committees. All directors are reimbursed for reasonable out of pocket expenses incurred in connection with serving as a director.

The Board of Directors granted options to purchase thirty thousand (30,000) shares of the Company's Common Stock to each of its non-employee directors, Mr. Bucchere and Mr. Green. Commencing on January 1, 2004, ten thousand of such Options shall vest as to each of Mr. Bucchere and Mr. Green, respectively. An additional ten thousand of such Options shall vest on January 1, 2005 and on January 1, 2006 as to each of Mr. Bucchere and Mr. Green provided such person is a Director of the Corporation on such date. The exercise price of all such Options is seventeen cents ($0.17) per share. The Options shall expire five years after the date of the grant.

The Company maintains and pays for a group medical plan covering its full time employees and, pursuant to the terms of their employment agreements with the Company, pays for Mr. Drohan's life and disability insurance and pays for Mr. Baker's medical insurance. Other than the foregoing and as herein above described, the Company has no other employment contracts, benefit plans, retirement, pension, profit sharing, insurance or medical reimbursement plans covering its officers or directors.

PROPOSAL NO. 2
--------------
APPROVAL OF THE  ALFA INTERNATIONAL CORP. 2003 STOCK OPTION PLAN

The Company's stockholders are being asked to act upon a proposal to approve and adopt the Alfa International Corp. 2003 Stock Option Plan (the "Plan"). The Board approved the adoption of the Plan in March 2004, to be effective only upon approval by the Company's stockholders at the Annual Meeting. The Board of Directors believes that the attraction and retention of high-quality employees, directors, consultants and other professional advisors are essential to the Company's continued growth and success and that the Plan is necessary to remain competitive in the Company's compensation practices.

If approved by the stockholders, a total of two million five hundred thousand (2,500,000) shares of Common Stock will be reserved for issuance under the Plan.

The Board of Directors recommends Shareholders vote FOR the adoption of the ALFA INTERNATIONAL CORP. 2003 STOCK OPTION PLAN discussed below.

Capitalized terms used in this Proposal No. 3 shall have the same meaning as in the Plan unless otherwise indicated.

A general description of the Plan is set forth below. This description is qualified in its entirety by the terms of the Plan, a copy of which is attached to this proxy statement as Exhibit A and is incorporated herein by reference.

GENERAL DESCRIPTION

PURPOSE. The purpose of the Plan is to provide the Company with a mechanism to give an incentive through ownership of the Company's Common Stock to those employees, directors, advisers and consultants whose contributions are important to the Company's success. The Plan will help the Company to (i) retain such persons in service and (ii) compete effectively with other enterprises for the services of qualified individuals.

SHARES RESERVED FOR ISSUANCE UNDER THE PLAN. If approved by the stockholders, a total of two million five hundred thousand
(2,500,000) shares of Common Stock will be initially reserved for issuance under the Plan, subject to adjustment only in the event of a stock split, stock dividend, or other similar change in the Company's Common Stock or capital structure.

ADMINISTRATION. The Plan is administered, with respect to grants, by the "Stock Option Committee" appointed by the Board of Directors. With respect to grants to officers and directors, any committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code.

TERMS AND CONDITIONS OF AWARDS. The Plan provides for the grant of stock options ("Options"). Options granted under the Plan may be either incentive stock options under the provisions of
Section 422 of the Internal Revenue Code or nonqualified stock options.

Subject to applicable laws, the Stock Option Committee has the authority, in its sole discretion, to select employees, directors, advisers and consultants to whom Options may be granted from time to time, to determine whether and to what extent Options are granted, to determine the number of shares of the Company's Common Stock to be covered by each Option award (subject to the limitations set forth under the above section of this Proposal No. 3, "SHARES RESERVED FOR ISSUANCE UNDER THE PLAN"), to approve stock option grant agreements ("Option Agreements") for use under the Plan, to determine the terms and conditions of any Option grant or Option Agreement, to construe and interpret the terms of the Plan, Options granted and Option Agreements and to take such other action not inconsistent with the terms of the Plan as the Stock Option Committee deems appropriate.

Each Option granted under the Plan shall be so designated in an Option Agreement as either an incentive stock option or a nonqualified stock option. The term of any Option granted under the Plan may not be for more than ten years.

The Plan authorizes the Stock Option Committee to grant Options at an exercise price not less than 100% of the fair market value of the Common Stock on the date the Option is granted. The exercise price is generally payable in cash, check or shares of Common Stock.

TERMINATION OF RELATIONSHIP. Except in the case of termination of an Option holder's relationship with the Company for cause, Options held by such holder, which otherwise would have become fully vested within ninety (90) calendar days after the date of termination of his relationship with the Company (the "Termination Date"), shall become fully vested as of the Termination Date and, along with any other Options held by him which vested prior to the Termination Date, may be exercised, in whole or in part, by him within such period after the Termination Date (not to exceed one (1) year) as the Plan Committee shall prescribe in his Option Agreement.

TRANSFERABILITY. Under the Plan, Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution or, with the consent of the Company, at anytime after the first year following the Grant Date and may be exercised during the lifetime of the participant only by the participant.

REQUIRED VOTE

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present or represented at the Annual Meeting is required to approve the adoption of the Plan. Only votes for or against a proposal count. Abstentions and broker non-votes will have no effect.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND
ADOPTION OF THE PLAN.PROPOSAL NO. 3
-----------------------------------

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected the firm of Michael T. Studer, C.P.A., P.C. ("Studer"), independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2004. It is anticipated that Michael T. Studer will be present at the Annual Meeting to respond to appropriate questions and he will have the opportunity, if he so desires, to make a statement.


The Board of Directors recommends a vote FOR the ratification of the selection of MICHAEL T. STUDER, C.P.A., P.C.

The Company's independent auditor for the fiscal year ended December 31, 2003 was Wiss & Company, LLP ("Wiss"). In February 2004, Wiss advised the Company that Wiss had decided to discontinue auditing the financial statements of any publicly-held companies and thus would not be able to audit the Company's financial statements for the year ending December 31, 2004. The Company engaged Studer in May 2004 and Studer reviewed the Company's interim financial statements included in the Company's March 31, 2004 Form 10-QSB filing with the Commission. The decision to appoint Studer was approved by the Company's Board of Directors.

In connection with their services in the fiscal year ended December 31, 2003, Wiss prepared a report dated March 6, 2004 on the Company's consolidated financial statements for the fiscal year ended December 31, 2003 and 2002 respectively. The independent accountant's report was qualified, however, as to the Company's ability to continue operations as a going concern without securing additional funding. With respect to the report, there were no disagreements with Wiss on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Wiss, would have caused Wiss to make reference thereto in its report on the financial statements for such periods.

Prior to filing a Form 8-K report with the Commission notifying it of the Company's change in its independent accountants, Alfa provided Wiss with a copy of the foregoing disclosures. In a letter dated May 18, 2004 to the Commission, Wiss advised the Commission that it had no disagreement with Alfa's statements pertaining to Wiss as contained in that Form 8-K filing.

REQUIRED VOTE

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present or represented at the Annual Meeting is required to approve the ratification of the selection of Michael T. Studer, C.P.A., P.C. as the Company's independent auditors for the year ending December 31, 2004. Only votes for or against a proposal count. Abstentions and broker non-votes will have no effect.


OTHER MATTERS

EXECUTIVE OFFICERS

The executive officers and Directors of the Company are as follows:


NAME                    AGE                  	POSITION

Frank J. Drohan          59            	Chairman and Chief
                                       Executive Officer

Charles P. Kuczynski	     50            Vice President, Secretary
                                       and Director

Kye V. Giscombe          34            Director

Salvatore J. Bucchere    60            Director

Kevin O'C. Green         56            	Director

EXECUTIVE COMPENSATION

The following table sets forth information relating to the aggregate cash compensation received by the-then-current Executive Officers of the Company for services in all capacities during the calendar year ended December 31, 2003 for (i) the Chief Executive Officer, (ii) each then-current executive officer whose total cash compensation exceeded $100,000 and
(iii) all then-current executive officers of the Company as a group.

                  SUMMARY COMPENSATION TABLE

        Annual Compensation               Long-term Compensation
        ___________________               ______________________

Name and                 Cash        Accrued   Stock     Date of
Position          Year   Salary      Salary    Options   Grant
_________         ____   ______      ______    _______   _______

Frank J. Drohan,  2003   120,833     25,000    300,000  9/1/2001
Chief Executive
Officer

All Executive     2003   179,615     25,000    450,000  9/1/2001
Officers as a
group (3 persons)

After reasonable inquiry, management has concluded that the aggregate amount of personal benefits cannot be specifically or precisely ascertained, but it does not in any event exceed 10% of the cash compensation reported in the foregoing table as to any person specifically named in such table or, in the case of the group, 10% of the groups' compensation and has concluded that the information set forth in the table is not rendered materially misleading by virtue of the omission of the value of such personal benefits.

Employment & Consulting Agreements
----------------------------------

Pursuant to a written employment agreement, Alfa is obligated through December 31, 2010 to pay its President and Chief Executive Officer, Mr. Frank J. Drohan, an annual base salary of $125,000, plus an additional amount based on a combination of net sales and earnings before taxes. Mr. Drohan's employment agreement provides for an option to purchase 100,000 shares of Common Stock at $0.25 per share during each of the first 5 years of the employment term, and payment by the Company of certain life and disability insurance premiums on Mr. Drohan's behalf.

Pursuant to a written employment agreement, Contact is obligated through December 31, 2006 to pay its President & Chief Operating
Officer, Mr. Giscombe, an annual base salary of $75,000, plus an additional bonus based on a combination of net sales and earnings before taxes.

Pursuant to a written employment agreement, Alfa was obligated through December 31, 2009 to pay its Vice-President & Secretary,
Mr. Kuczynski, an annual base salary of $55,000, plus an additional bonus based on a combination of net sales and earnings before taxes. In September 2003, Alfa increased Mr.
Kuczynski's annual base salary to $75,000.

Each of Mr. Kuczynski's and Mr. Giscombe's employment agreements was terminable by Alfa and Contact, respectively, as of December 31, 2003, provided that net sales for 2003 was not at least $1,000,000. The Company elected to not exercise its option at that time to terminate those individuals' employment agreements.

Each of Mr. Kuczynski's and Mr. Giscombe's employment agreements provided for a signing bonus of 200,000 shares of Common Stock and for an option to purchase 50,000 shares of Common Stock at $.25 per share during each of the first 5 years of their respective employment terms.

Directors received no remuneration during the fiscal year ended December 31, 2003, and, other than the stock Options granted to its two independent Directors, the Company does not intend to compensate any of its Directors for serving as members of its Board during the current fiscal year ending December 31, 2004.

EMPLOYEE BENEFITS

The Company provides and pays for group medical insurance for all employees choosing to participate in its plan.

STOCK OPTION GRANTS

The Board of Directors approved, subject to ratification by the Shareholders, the adoption of the "Alfa International Corp. 2003
Stock Option Plan" (the "Plan"). The ratification and adoption of the Plan is the subject of Proposal 2 herein.

In September 2001, in connection with their employment agreements, the Company issued non-qualified stock options to Messrs. Drohan, Giscombe and Kuczynski to purchase a total of 1,000,000 shares of the Company's Common Stock. The Options are exercisable at a price of $0.25 per share, vest ratably over five years and expire ten years after the date of grant. If Proposal 2 is approved and the Plan is adopted the aforesaid non-qualified stock options will be canceled and re-issued as Options under the Plan. The terms and conditions of such Options will be identical to the terms and conditions of such canceled non-qualified stock options.

As of December 31, 2003, there were no incentive stock options outstanding and there were 600,000 non-qualified options issued and outstanding as follows:


                          Number          Option        Date of
Name                      of Options      Price         Grant

Frank J. Drohan           300,000          $0.25        9/l/2001
Charles P. Kuczynski      150,000          $0.25        9/l/2001
Kye V. Giscombe           150,000          $0.25        9/l/2001


Security Ownership and Certain Beneficial Owners and Management.

The following table sets forth, as of December 31, 2003, the number of shares of the Company's Common Stock beneficially owned by (a) owners of more than five percent of the Company's outstanding Common Stock who are known to the Company and (b) the Directors of the Company, individually, and the officers and Directors of the Company as a group, and (ii) the percentage of ownership of the outstanding Common Stock represented by such shares.

                                 Beneficial             Percent
Name and Address                 Ownership (5)

Frank J. Drohan (1)(2)            1,529,186             14.0%

Charles P. Kuczynski (l)(3)         242,163              2.2%

Kye V. Giscombe(1)(3)               420,000              3.8%

Salvatore J. Bucchere (1)               0                  0%

Kevin O'C. Green (1)                 56,000               0.1%

Robert F. Peacock                 3,050,000              27.9%

All officers and Directors        2,247,349              20.5%
As a Group of 3 Persons
----------------------------------------------------------------
(1) Each of these individuals is a director of Alfa. Messrs. Drohan and Kuczynski are officers of Alfa. The above individuals' respective addresses are as follows: (a) Mr. Drohan's address is 60M Rockledge Road, Hartsdale, N.Y.; (b) Mr. Kuczynski's address is 20 West 13th Street, Bayonne, N.J.; (c) Mr. Giscombe's address is 112-24 208th Street, Queens Village, N.Y.; (d) Mr. Bucchere's address is 30 Guilford Lane, Hamilton, New Jersey; (e) Mr. Green's address is 126 East Pleasant Street, Mankato, Mn.; and (f) Mr. Peacock's address is Allt Laes Farm, Cnepyn Lane, Peterston-Super-Ely, Cardiff, UK.

(2) Does not include Mr. Drohan's 300,000 currently exercisable stock options granted under his employment Agreement. All such Options are exercisable at $0.25 per share.

(3) Does not include Mr. Kuczynski's or Mr. Giscombe's currently exercisable 150,000 stock options granted to each individual under their respective employment agreements. All such options are exercisable at $0.25 per share.

(4) None of these shares is subject to rights to acquire beneficial ownership, as specified in Rule 13d-3 (d) (1) under the Securities Exchange Act of 1934, as amended, and the beneficial owner has sole voting and investment power, subject to community property laws where applicable.

Certain Relationships and Related Transactions
----------------------------------------------

Journey of Light, Inc.
----------------------

Journey of Light, Inc. ("JOL") was incorporated on October 14, 2003 under the laws of the State of Delaware. JOL's President and Chief Executive Officer, and owner of approximately 20% of the common stock of JOL, Mr. Frank J. Drohan, one of JOL's founding shareholders, is also President and Chief Executive Officer of Alfa International Corp. Alfa holds an option to acquire JOL.

On April 30, 2003, Journey of Light (Jersey), Ltd. ("JOL-Jersey"), a corporation organized in Jersey in the Channel Islands under the Company (Jersey) Law 1991, signed a real estate development contract ("the Contract") with the Government of Qatar. On October 17, 2003, JOL-Jersey assigned all of its rights and obligations under the Contract to JOL. On November 1, 2003 JOL, JOL-Jersey and Alfa entered into an agreement (the "Alfa-JOL Agreement") which superseded and replaced all prior agreements between Alfa and JOL-Jersey. Under the terms of the Alfa-JOL Agreement: (i) JOL assumed JOL-Jersey's obligations to Alfa that JOL-Jersey had incurred prior to November 1, 2003;
(ii) Alfa was issued 100,000 shares of JOL' common stock in exchange for payment by Alfa of ten dollars ($10); and (iii) Alfa was granted an option to acquire JOL.

JOL and JOL-Jersey had financed their operations prior to March
2004 principally by means of cash advances from Alfa. At July
14, 2004, JOL had repaid approximately $374,000 of this amount and $64,000 remained to be paid to Alfa.

Pursuant to the Alfa-JOL Agreement, Alfa was issued 100,000 shares of JOL's Common Stock at a par value of $.0001 per share and granted the option to acquire JOL in an exchange-of-shares transaction (the "Merger Option"). The Merger Option specifies that Alfa, in its sole discretion, shall have the absolute right to acquire and/or merge with JOL (the "Merger"). The Merger may, at Alfa's discretion, be structured as a merger of JOL with Alfa or a subsidiary of Alfa. JOL and Alfa agreed that, in the event that Alfa exercises the Merger Option, Alfa may (or may not), prior to consummating the Merger - and in Alfa's sole discretion, sell, spin off, or otherwise dispose of any operating subsidiary(ies) which Alfa may then have. Alfa must give notice to JOL of its intention to exercise the Merger Option no later than the date which is ninety (90) U.S. business days after the Final Contract Date. Alfa, therefore, may, if it chooses, delay its decision to exercise the Merger Option until it is assured that the feasibility study is approved and the Final Contract is signed, and possibly until it is further assured that the Construction Financing is in place. If unexercised, the Merger Option will expire on the ninety-first
(91st) U. S. business day after the Final Contract Date. Alfa and JOL agreed that in the Merger (should it occur), the JOL shareholders would exchange all of their shares of JOL Common Stock for shares of Alfa's Common Stock, such that immediately after the Merger, the former JOL shareholders would own at least ninety percent (90%) percent of the outstanding Common Stock of the surviving publicly-held company. The consummation of the Merger (should it be proposed) would be subject to the approval of the Alfa shareholders.

JOL has completed a Feasibility Study concerning the project and delivered it to the Qatari Government on June 1, 2004. The Government of Qatar has until July 31, 2004 to review the feasibility study and approve or disapprove it. Pursuant to the Contract the Government of Qatar may not unreasonably withhold its approval of the Feasibility Study. Within sixty (60) days after approval of the Feasibility Study JOL and the Government of Qatar will sign a Final Contract. Under the terms of the Final Contract, if executed, JOL expects to be granted a 99-year full-concession lease on approximately 200 acres of prime waterfront real estate in the capital city of Doha, Qatar. The Contract specifies that the Government of Qatar will reimburse JOL up to a maximum of one million dollars ($1,000,000) for its costs incurred in completing the Feasibility Study.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file annually reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely upon the copies of Section 16(a) reports which the Company received from such persons or written representations from them regarding their transactions in the Company's Common Stock, we believe that, during the period from January 1, 2003 through December 31, 2003, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owners were met.


                     STOCKHOLDER PROPOSALS


It is anticipated that the Company's Fiscal 2004 Annual Meeting of Stockholders will be held on or about June 1, 2005. Stockholder proposals that are intended to be presented at the Company's 2004 Annual Meeting must be received by the Company's Secretary, Charles P. Kuczynski, at 350 Fifth Avenue, Suite 1103, New York, N.Y. 10118, no later than December 31, 2004, in order that they may be included in the proxy statement and form of proxy relating to that meeting.


                ANNUAL REPORT TO STOCKHOLDERS


The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2003 was timely filed with the Securities and Exchange Commission on April 14, 2004. A copy of such Report accompanies this Proxy Statement.


                      OTHER MATTERS


The cost of this Proxy Statement and related mailing to shareholders will be borne by the Company.

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the proxy holders.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.



                        By Order of the Board of Directors,


                       /s/ Charles P. Kuczynski, Secretary

New York, N.Y.
July 20, 2004